Exhibit 99.1
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                                                               [GRAPHIC OMITTED]
                                                                     MAXCOR
FOR IMMEDIATE RELEASE
---------------------



                        MAXCOR REPORTS THIRD QUARTER 2004
                        ---------------------------------
                    NET INCOME OF $523,000, OR $.07 PER SHARE
                    -----------------------------------------

                 Regular quarterly dividend of $.0625 declared,
     payable on December 14, 2004 to holders of record on November 26, 2004
     ----------------------------------------------------------------------

       (New York - November 10, 2004) - Maxcor Financial Group Inc. (Nasdaq:
MAXF) today announced after-tax net income of $523,000, or $.07 per share, for its third quarter ended September 30, 2004, bringing its year-to-date net income to $4.1 million, or $.52 per share. By comparison, Maxcor generated net income of $8.4 million, or $1.04 per share, for the quarter ended September 30, 2003, and $14.8 million, or $1.81 per share, for the nine months then ended, inclusive in each case of an after-tax net benefit of $6.0 million, or $.73 per share, from 9/11-related insurance recoveries recognized in Q3 2003.

       Maxcor said that commission income revenues for Q3 2004 were essentially flat, at $43.6 million, as compared to $44.2 million for Q3 2003. For the nine months ended September 30, 2004, commission income revenues, at $139.2 million, were up 4% over the $133.5 million reported for the comparable period in 2003. In its core Euro Brokers inter-dealer brokerage businesses, the Q3 2004 results reflected slightly decreased revenues in New York, mostly offset by modest revenue increases in London and Switzerland.

       Maxcor noted that Q3 2004 and year-to-date results were adversely impacted by losses suffered in Maxcor's institutional corporate bond sales and trading department, primarily as a result of weak trading revenues and losses on its bond inventory, which is generally held to facilitate anticipated customer needs. As a result, prior to the quarter's end, Maxcor restructured the department, replacing its top managers and substantially selling off its bond inventory. Going forward, Maxcor will seek to reduce the volatility of the department's results by relying less upon utilization of the firm's capital and more upon generating trades from value-added ideas and research.

       Offsetting the department's losses in Q3 2004 was an after-tax net positive effect of $1.0 million, or $.13 per share, from the permanent, negotiated resolution of certain of the firm's disputed NTL Inc. when-issued trades. On a 2004 year-to-date basis, Maxcor has recognized an aggregate after-tax net positive effect of $1.3 million, or $.16 per share, from such resolutions. Maxcor still has an up to $4.3 million pre-tax gain it may record in the future if the favorable summary judgment decision it won in New York State Supreme Court in March 2004 is upheld on the various appeals that have been taken from it. Because this gain is not certain, Maxcor only intends to record portions of it, which will be net of any associated costs, if and when additional permanent resolutions, whether by negotiation, completion of the appeals process or otherwise, are reached with respect to additional trades.

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

       Maxcor also reported that its regular quarterly cash dividend of $.0625 per share has been declared by its Board with respect to Q3 2004. The dividend will be paid on December 14, 2004 to holders of record on November 26, 2004. The annualized dividend rate of $.25 per share represents a 2.82% yield based on today's closing share price of $8.88.

       As of September 30, 2004, Maxcor reported that its book value per share was $8.69, up 5% from its book value per share of $8.26 a year earlier. During Q3 2004, Maxcor repurchased a total of approximately 79,000 shares, at an average price per share of $9.92, under its existing share repurchase program authorization.

       A more detailed discussion of Maxcor's current and year-to-date results, as well as the status of its NTL when-issued trades and their potential financial impact, can be found in Maxcor's Form 10-Q for the quarterly period ended September 30, 2004, which will be filed with the Securities and Exchange Commission (www.sec.gov) on or before November 15, 2004 and will also then be made available on Maxcor's web site (www.maxf.com).

       About Maxcor
       ------------

       Maxcor Financial Group Inc., through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the Company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in corporate bonds, municipal bonds, convertible securities and equities. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo, with additional offices in Switzerland and Mexico.

       For further information, please contact:

            Michelle Jordan (media)
            714-435-0678 (office)
            949-632-7848 (cellular)

            Roger Schwed (Maxcor - New York)
            646-346-7000 (office)

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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the effects of any additional terrorist acts or acts of war and governments' military and other responses to them; the success of our technology development and deployment; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2003 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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                                  Page 7 of 10
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                           MAXCOR FINANCIAL GROUP INC.
                             Selected Financial Data

-----------------------------------------------------------------------------------------
                                                      For the Three           For the
                                                          Months           Three Months
                                                          Ended                Ended
                                                       September 30,       September 30,
                                                           2004                 2003
Revenue:                                                (unaudited)         (unaudited)
  Commission income                                   $   43,611,186      $   44,237,822
  Interest income                                          3,885,106           2,247,976
  Principal transactions                                   1,772,516 1         1,979,315
  Insurance Recoveries                                            --          11,106,063
  Other                                              (       337,355)    (       333,984)
                                                      --------------      --------------
Gross revenue                                         $   48,931,453      $   59,237,192
  Interest expense on securities indebtedness              3,455,240           1,701,742
                                                      --------------      --------------
Net revenue                                           $   45,476,213      $   57,535,450

Net income                                            $      523,082 2    $    8,448,306 5

Basic earnings per share:                             $         0.07 3    $         1.23 6
Diluted earnings per share:                           $         0.07 4    $         1.04 7

Cash dividends per share of common stock:             $       0.0625      $       0.0625

Weighted average common shares outstanding: basic          6,993,230           6,889,677

Weighted average common shares outstanding: diluted        7,660,510           8,154,004

-----------------------------------------------------------------------------------------

1 Includes a pre-tax gain of $2.0 million recorded for the permanent resolution of disputed settlements of certain NTL Inc. when-issued trades. For ease of comparability between periods, Maxcor is continuing to break out any significant items related to the NTL matter or its 9/11-related insurance recoveries from its full results as reported under generally accepted accounting principles. For a more detailed discussion of Maxcor's earnings for the three and nine-month periods respectively ended September 30, 2004 and September 30, 2003, as well as the status of Maxcor's NTL when-issued trades and their potential financial impact, please refer to Maxcor's Form 10-Q for the quarterly period ended September 30, 2004, which will be filed with the Securities and Exchange Commission (www.sec.gov) on or before November 15, 2004.

2 Includes an after-tax net positive effect of $1.0 million related to NTL when-issued trades, consisting of the $2.0 million pre-tax gain discussed in footnote 1 above and ongoing NTL related legal costs of $59,000 pre-tax.

3 Includes the net positive earnings effect - $.15 per share - of the items discussed in footnote 2 above.

4 Includes the net positive earnings effect - $.13 per share - of the items discussed in footnote 2 above.

5 Includes a net positive after-tax effect of $5.9 million from the net effect during the quarter of (i) a $6.0 million after-tax benefit related to the $11.1 million in insurance recoveries recorded from the settlement of Maxcor's September 11th-related property insurance claim and (ii) an additional $100,000 (pre-tax) in legal costs incurred in connection with the NTL matter.

6 Includes the net positive earnings effect - $0.86 per share - of the items described in footnote 5 above.

7 Includes the net positive earnings effect - $0.72 per share - of the items described in footnote 5 above.

--------------------------------------------------------------------------------------------
                                                         For the Nine        For the Nine
                                                            Months           Three Months
                                                            Ended                Ended
                                                         September 30,       September 30,
                                                             2004                 2003
Revenue:                                                  (unaudited)         (unaudited)
  Commission income                                    $ 139,172,596        $ 133,519,551
  Interest income                                          8,819,718            3,562,792
  Principal transactions                                   6,254,011 8          1,721,983 12
  Insurance Recoveries                                            --           11,106,063
  Other                                               (      969,804)      (      810,661)
                                                       -------------        -------------
Gross revenue                                          $ 153,276,521        $ 149,099,728
  Interest expense on securities indebtedness              7,916,046            2,006,891
                                                       -------------        -------------
Net revenue                                            $ 145,360,475        $ 147,092,837

Net income                                             $   4,134,838 9      $  14,773,837 13

Basic earnings per share:                              $        0.58 10     $        2.12 14
Diluted earnings per share:                            $        0.52 11     $        1.81 15

Cash dividends per share of common stock:              $      0.1875        $      0.0625

Weighted average common shares outstanding: basic          7,086,656            6,964,395

Weighted average common shares outstanding: diluted        7,878,029            8,172,615

--------------------------------------------------------------------------------------------

8 Includes a pre-tax gain of $2.6 million recorded for the permanent resolution of disputed settlements of certain NTL when-issued trades.

9 Includes an after-tax net positive effect of $1.3 million related to NTL when-issued trades, consisting of the $2.6 million pre-tax gain discussed in footnote 8 above, and ongoing NTL related legal costs of $250,000 pre-tax.

10 Includes the net positive earnings effect - $.18 per share - of the items described in footnote 9 above.

11 Includes the net positive earnings effect - $.16 per share - of the items discussed in footnote 9 above.

12 Includes a net loss of $5.1 million recorded for the disputed settlement of NTL when-issued equity trades.

13 Includes: (i) the $6.0 million after-tax 9/11-related insurance settlement benefit described in footnote 5 above, (ii) a $3.1 million after-tax loss and costs related to the disputed settlement of certain NTL when-issued equity trades, consisting of the $5.1 million loss recorded and described in footnote 12 above plus $600,000 (pre-tax) in related legal costs incurred through September 30, 2003, and (iii) an extraordinary after-tax gain of $3.0 million relating to Maxcor's previously-announced litigation victory in the United Kingdom, which enabled it to acquire 100% ownership of a London subsidiary through the purchase at a discounted price of the minority interest previously held by its former partner.

14 Includes the net positive earnings effect - $0.84 per share - of the items described in footnote 13 above.

15 Includes the net positive earnings effect - $0.72 per share - of the items described in footnote 13 above.

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                                                    As of          As of
                                                September 30,  September 30,
                                                    2004           2003
                                                 (unaudited)    (unaudited)

Stockholders' equity                            $ 60,616,574   $ 57,996,630

Common shares outstanding                          6,973,642      7,021,350

Book value per share                            $       8.69   $       8.26
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